EXHIBIT 2.1

                            STOCK EXCHANGE AGREEMENT

      This stock exchange ("Agreement") is made effective as of October 24th, 2000, by and between Ted L. Parker, the sole shareholder of CleanWeb, Inc., a Texas corporation, ("Seller"), and iEXALT, INC., a Nevada corporation, ("Purchaser").

                                    Recitals

      The Agreement specifies a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended. The Purchaser will acquire from the Seller all of the issued and outstanding stock of CleanWeb Inc. ("CleanWeb"), a Texas corporation that is in the business of premium filtered Internet access, in exchange solely for shares of voting stock of the Purchaser. Under this Agreement, CleanWeb will be come a subsidiary of the Purchaser.

      NOW, THEREFORE, in consideration of mutual covenants contained in this agreement and other good and valuable consideration, which is acknowledged to be sufficient, the parties agree as follows:

                               Terms of Agreement

SECTION 1. STOCK EXCHANGED. Seller agrees to transfer to Purchaser, and Purchaser agrees to accept from Seller, on the terms and conditions set forth in this Agreement, all of his stock, of all classes and categories, in CleanWeb.

SECTION 2. LIABILITIES OF CLEANWEB. Purchaser accepts the stock of CleanWeb subject to all present, future, and contingent debts, obligations, and claims against CleanWeb except (1) those which are specifically assumed by Seller as more fully described on Schedule 2.0 and (2) those debts, obligations or claims of which Seller is either aware, or should, in the exercise of reasonable diligence, be aware of and failed to disclose to Purchaser.

SECTION 3.  PAYMENT FOR STOCK

      3.1 The consideration for this transaction is the exchange of stock. Seller will receive and agrees to accept at closing a total of two million three hundred thirteen thousand (2,313,000) duly issued shares of Purchaser's fully paid, irrevocable, voting common stock, par value .001, of iExalt, Inc., a Nevada Corporation, traded on the NASDAQ "over the counter" bulleting board system under the symbol "IXLT", restricted under Rule 144 of the Securities and Exchange Commission; likewise, Purchaser will receive and agrees to accept all the issued and outstanding shares of preferred and common stock of CleanWeb, owned by Seller. The number of shares to be paid to Seller is to be adjusted as follows:

            3.1.1 If the number of CleanWeb subscribers on the closing date is in excess of 6,200, then for every CleanWeb subscriber in excess of 6,200, Seller will receive an additional 242 shares.

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            3.1.2 If the number of CleanWeb subscribers on the closing date is less than 6,000, then for every CleanWeb subscriber less than 6,000, the number of shares paid to Seller will be reduced by 242 shares.

      3.2 In exchange for all of his shares of CleanWeb, Seller agrees to accept unregistered shares of common stock of Purchaser, which shares will be restricted under Section 144 of the Securities and Exchange Commission Rules. The total number of shares of Purchaser's common stock referred to in paragraph
3.1 above are to be restricted under Section 144 of the Securities and Exchange Commission.

      3.3 Purchaser agrees to deliver or cause to be delivered to Seller the stock certificates in the amounts set forth above in paragraph 3.1 at Closing or as soon after Closing as is reasonably possible.

      3.4 The parties intend to adopt this Agreement as a plan of reorganization and to consummate it in accordance with the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended. The parties shall treat this Agreement as a tax-free reorganization for all purposes on their respective books and records, both for financial accounting and tax accounting purposes. The parties agree to take all actions which are reasonably necessary to treat this Agreement as a tax-free reorganization.

SECTION 4. Seller's REPRESENTATIONS AND WARRANTIES. Seller represents and warrants to Purchaser that he has all requisite authority to enter into and perform the obligations under this Agreement; that none of the stock sold under this Agreement is pledged, mortgaged, or otherwise encumbered; and that the books and records of CleanWeb, which have been examined by Purchaser, correctly represent the financial condition of CleanWeb as of the 31st day of October, 2000. The stock exchanged in this Agreement is predicated upon these representations. Further, Purchaser is entitled to rely on Seller's unaudited financial statements including without limitation Seller's most recent income statement and balance sheet, which such documents do not contain any untrue statement or omit any material fact therein. All the financial statements listed in this paragraph present fairly the financial condition of CleanWeb at the specified dates and the results of its operations for the period specified provided that normal end of period adjustments are allowed for except that no provisions have been made to recognize accruals or deferrals of revenues attributable to customers who pay for their subscriptions on an annual basis.

SECTION 5. REPRESENTATIONS OF Purchaser. Purchaser represents and warrants that it is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. Purchaser has all requisite corporate power and authority to enter into and perform its obligations under this Agreement; the books and records of Purchaser correctly represent the financial condition of the company as of the 31st day of October, 2000. The stock exchanged by this Agreement is predicated upon these representations. Further, Seller is entitled to rely on Purchaser filings with the Securities and Exchange Commission including without limitation Purchaser's most recent annual report and quarterly report, which such filings do not contain any untrue statement or omit any material fact therein.

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SECTION 6. COVENANTS OF THE PARTIES. Seller and Purchaser agree that between the date of this Agreement and Closing, the parties will not do anything to cause any dilution or encumbrance of any type with respect to the stock sold under this Agreement. Purchaser will use its best efforts to effect the transaction described in this Agreement and to fulfill all conditions of Purchaser's obligations under this Agreement. However, it is the intent of both parties that Purchaser be allowed to consummate those transactions (i.e., acquisitions) which are already in progress and which are consummated in good faith by Purchaser on behalf of all of its shareholders.

SECTION 7. CONFIDENTIAL INFORMATION. If for any reason this purchase and sale of stock is not closed, Purchaser will not use or disclose to third parties any confidential information received from Seller, and Seller will not use or disclose to third parties any confidential information received from Purchaser in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement.

SECTION 8. FURTHER REPRESENTATIONS AND WARRANTIES

      8.1 All representations and warranties made in this Agreement by Seller and Purchaser shall be true as of Closing as fully as those such representations and warranties had been made on or as of Closing, and, as of Closing, Seller and Purchaser shall not have violated or failed to perform in accordance with any covenant contained in this Agreement.

      8.2 At Closing, no suit, action, or other proceeding shall have been threatened or instituted to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the contemplated transactions.

SECTION 9. PURCHASER'S ACCEPTANCE. Purchaser represents and acknowledges that it has entered into this Agreement on the basis of its own examination, personal knowledge, and opinion as to the value of the assets and business of Seller.

SECTION 10. SURVIVAL. All representations and warranties made in this Agreement shall survive the Closing of this Agreement.

SECTION 11. CLOSING. This Agreement will be closed at 4301 Windfern Road, Houston, Texas 77041-8915, on October 31st , 2000, or such other time as the parties may agree in writing.

SECTION 12. TERMINATION OF AGREEMENT. This Agreement may be terminated by mutual written consent of Purchaser and Seller.

SECTION 13.  MISCELLANEOUS

      13.1 The provisions of this Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives, successors, and assigns of the parties.

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      13.2 Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, postage prepaid, or by commercial carrier, addressed to the parties as follows:

     Seller: Shareholder of CleanWeb, Inc.     Purchaser: iExalt, Inc.
     Ted L. Parker                             Donald W. Sapaugh, CEO
     2002 W. Loop 289, Suite 105               4301 Windfern Road, Ste. 200
     Lubbock, TX 79407                         Houston, TX 77041-8915
     806-473-3030; fax                         (281) 600-4000; fax

     With A Copy To:                           With A Copy To:
     Mark Kohler
     PO Box 54450
     Lubbock, Texas 79453

      13.3 Public Announcement. All press releases and public announcements relating to this Agreement will be agreed to and prepared jointly by Seller and Purchaser.

      13.4 Expenses. Each party will be responsible for all of its own expenses, including legal fees, incurred in connection with this Agreement.

      13.5 Indemnification. Seller represents and warrants that Purchaser will not incur any undisclosed liability in connection with the acquisition of Seller's stock in CleanWeb, to any third party arising from Seller's written representations to such third party, and Seller agrees to indemnify, defend, and hold harmless Purchaser, its officers, directors, stockholders, lenders, and affiliates from any claims by or liabilities to such third parties, including any legal or other expenses incurred in connection with the defense of such claims. Each party agrees to indemnify the other party for all representations, warranties and covenants made in this Agreement. However, such indemnity shall be limited by the amount of consideration paid.

      13.6 Partial Invalidity. If any part of any provision of this Agreement is held to be invalid or unenforceable under applicable law, that part or provision will be ineffective to the extent of such invalidity or unenforceability, without in any way affecting the remaining parts of this Agreement, which shall be construed and enforced as if such invalid or unenforceable part or provision had not been inserted.

      13.7 Dispute Resolution. Both parties agree to follow the RULES OF PROCEDURE FOR CHRISTIAN CONCILIATION of the Institute for Christian Conciliation (a division of Peacemaker Ministries) for any and all disputes concerning or arising from or under this Agreement. Both parties agree that the Bible commands parties to make every effort to resolve disputes with each other in private (SEE Matthew 18:15-20; 1 Corinthians 6:1-9) and in obedience agree to proceed to legally binding arbitration before a mutually agreed arbitrator. Both parties realize that arbitration will be the exclusive remedy for potential disputes and may not later litigate these or any other related matters in civil court.

      13.8 This Agreement shall be governed by and shall be construed in accordance with the laws of the State of Texas.

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      13.9 This Agreement constitutes the entire agreement between the parties pertaining to its subject matter and it supersedes all prior contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties. This Agreement may be executed simultaneously in one or more counterparts with the same effect as if the signatories executing the several counterparts had executed one original.

      DATE: The parties have signed this agreement on  October 24th, 2000.

Seller:                                 Purchaser:

                                        iEXALT, INC.

/s/ TED L. PARKER                       BY: /s/ DONALD W. SAPAUGH
    Ted L. Parker                               Donald W. Sapaugh, CEO

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